Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-80037, 33-18081, 33-23793, 33-41485, 33-45479, 33-55825, 33-58851, 33-64345, 333-08141, 333-52056, 333-72514, 333-87942 and 333-113532 of Sears, Roebuck and Co.; Registration Statement No. 333-92082 of Sears, Roebuck and Co. and Sears Roebuck Acceptance Corp.; Registration Statement Nos. 33-64775, 333-18591, 333-43309 and 333-120219 of Sears, Roebuck and Co. and the Sears Roebuck and Co. Deferred Compensation Plan; Registration Statement No. 333-102114 of Sears, Roebuck and Co. and the Sears 401(K) Savings Plan (formerly, The Savings and Profit Sharing Fund of Sears Employees and the Sears 401(K) Profit Sharing Plan) and Lands’ End, Inc. Retirement Plan; Registration Statement No. 333-38131 of Sears, Roebuck and Co. and the Sears Associate Stock Purchase Plan (formerly the Associate Stock Ownership Plan); Registration Statement No. 333-121776 of Sears, Roebuck and Co. and the Sears Puerto Rico Savings Plan; and Registration Statement No. 333-120954 of Sears Holdings Corporation, of our report dated February 23, 2005, relating to the financial statements and financial statement schedule of Sears, Roebuck and Co., and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Sears, Roebuck and Co. for the year ended January 1, 2005.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Chicago, IL
February 23, 2005